SUPERVISORY BOARD AGREEMENT
THIS AGREEMENT IS DATED 24th FEBRUARY 2025 AND MADE BETWEEN:

(1)Booking.com Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), with its corporate seat in Amsterdam, the Netherlands, and its place of business at Oosterdokskade 163, 1011 DL Amsterdam, the Netherlands, registered with the Trade Register under number 5798723 (the "Company");
and

(2)Mr. D. I. Goulden, residing at , born on , (the "Supervisory Director").
The parties referred to under (1) and (2) are hereafter referred to as "Parties" and each of them individually as a "Party"

CONSIDERING THAT:

A.The Company engaged the Supervisory Director as a member of the supervisory board of the Company (the "Supervisory Board") on and with effect from 17 September 2023;

B.The Supervisory Director was an employee of the ultimate parent company of the Company (Booking Holdings Inc.) at the date of his engagement as Supervisory Director and it was agreed that the Supervisory Director would receive no additional remuneration in respect of his role as Supervisory Director;

C.The Supervisory Director’s employment with Booking Holdings Inc. will end on 31 March 2025;

D.The Company wishes to continue to engage the Supervisory Director as a member of the Supervisory Board and, in this agreement (the "Agreement"), the Parties wish to lay down the revised conditions under which the Supervisory Director will perform the Services for the Company and its subsidiaries;

E.The Supervisory Director is willing and able to perform the Services as stipulated in Clause 1.1 to the Company and its subsidiaries;

F.The Supervisory Board intends to propose to the general meeting of shareholders of the Company (the "General Meeting") to appoint the Supervisory Director as a member of the Supervisory Board as per 1 April 2025. The Supervisory Director is willing to accept this appointment, and, to the extent possible, accepts his appointment in advance;

G.The Parties wish to enter into a services agreement (overeenkomst van opdracht) with each other within the meaning of article 7:400 of the Dutch Civil Code; and

H.It is the express intention of the Parties not to enter into an employment agreement (arbeidsovereenkomst) as defined in article 7:610 of the Dutch Civil Code.

1SERVICES / DUTY OF THE SUPERVISORY DIRECTOR
1.1In his capacity as Supervisory Director, the Supervisory Director undertakes to supervise the (policies of the) management board of the Company and the general course of affairs of the Company and the business(es) connected with it, assist the management board with advice, and furthermore perform the functions, exercise the powers, and fulfil the duties of a supervisory director, as set out in, amongst others, (i) the articles of association of the Company, (ii) the charter of the Supervisory Board, and (iii) Dutch law (the "Services").
1.2The Supervisory Director will use his full knowledge, labour and experience to act as member of the Supervisory Board and shall devote time, attention and his abilities to the proper fulfilment of this position.
1.3The Supervisory Director shall prepare for and use his reasonable efforts to participate in all duly convened meetings of the Supervisory Board.
2DURATION AND TERMINATION OF THIS AGREEMENT
2.1This Agreement is entered into for the duration of the appointment of the Supervisory Director as member of the Supervisory Board (being four (4) years from 17 September 2023) and, subject to his appointment as supervisory director of the Company by the General Meeting, takes effect as of the date of appointment of the Supervisory Director by the General Meeting.
2.2This Agreement shall end by operation of law (van rechtswege), without any notice being required, at the end of the term of appointment.
2.3If the General Meeting reappoints the Supervisory Director as a member of the Supervisory Board after the initial term of appointment, this Agreement will be extended for the period of that reappointment, after which it shall terminate by operation of law without any notice being required.
2.4If the Supervisory Director resigns or is dismissed as a member of the Supervisory Board, for any reason whatsoever, this Agreement will terminate with immediate effect.
3SERVICE FEE
3.1The Company will pay the Supervisory Director an annual fee of EUR 110,000 (one hundred and ten thousand euros) excluding any VAT (if applicable), to be paid in equal quarterly instalments (the "Service Fee"). The Supervisory Director will, after the end of each quarter, send the Company an invoice. The Company will pay the invoices of the Supervisory Director submitted in accordance with this Clause 3.1 within one month after receipt.
3.2The Service Fee includes all the costs and expenses made by the Supervisory Director for performing the Services. In addition to the Service Fee, all reasonable costs and expenses of travel, accommodation and representation incurred by the Supervisory Director in the performance of the Services will, upon submission of written evidence by the Supervisory Director to the Company, be compensated by the Company. Other costs and expenses will not be compensated, unless after prior permission in writing from the Company upon submission of written evidence by the Supervisory Director to the Company.

4PROVIDING SERVICES TO OTHER PARTIES
Subject to Clause 6 and provided that there is no (perceived) conflict of interest, the Supervisory Director is entitled to provide services to third parties during the term of this Agreement (including employment, consulting services, services as a managing director and services as a member of a supervisory board). The Supervisory Director shall inform the Company in writing at least two (2) weeks before the start of such services.
5CONFIDENTIALITY
The Supervisory Director is obliged, both during the term of this Agreement and after the end date of this Agreement, to maintain strict confidentiality about all matters of the Company and companies affiliated with the Company (including subsidiaries and group companies). The Supervisory Director will only use information regarding the Company and companies affiliated with the Company (including subsidiaries and group companies), both during the term of this Agreement and after the end date of this Agreement, for carrying out the Services. The Supervisory Director will not use or apply the information or any property, documents or correspondence he received in connection with the performance of the Services in any way whatsoever, neither for himself nor for any third parties.
6NON-COMPETITION AND NON-RECRUITMENT
6.1During the term of this Agreement and within a period of one (1) year after the end date of this Agreement, the Supervisory Director will not, irrespective of the way this Agreement was ended and neither directly or indirectly, in whatever form or capacity (including, but not limited to, that of financier, shareholder, investor, advisor, employee, entrepreneur, director or supervisory director):
(a)be involved in activities similar to, in the area of or otherwise competing with the activities of the Company during the term of this Agreement. Irrespective of this Clause 6.1(a), the Supervisory Director is allowed, as an investor, to invest in private equity funds holding portfolio companies that conduct activities similar to, in the area of or otherwise competing with the activities of the Company; or
(b)solicit away directly or indirectly any employees or clients that at the time of the end date of this Agreement and the two (2) preceding years have been employed by the Company or otherwise have worked for the Company, or to induce them to leave the service of the Company. Parties determine that, if an employee of the Company responds to a general job posting this will not qualify as (indirectly) soliciting away an employee.
6.2During the term of this Agreement and after the end date of this Agreement, the Supervisory Director will not, in whatever way and for whatever reason, neither directly or indirectly, in whatever form or capacity (including, but not limited to, that of financier, shareholder, investor, adviser, employee, entrepreneur, director or supervisory director), except if and to the extent that this is required for carrying out the Services:
(a)make use of any intellectual property right of the Company, such as the trade names and similar trade names, or of the domain names of the Company or similar domain names; or

(b)deliberately use his knowledge with respect to the Company in a way that harms the interests of the Company (in another manner than carrying out competing services (to the extent permitted) after the end date of this Agreement.
6.3    For the purposes of this Clause 6, the Company is also taken to mean companies affiliated to the Company (including subsidiaries and other group companies).
7NON-SOLICITATION CLAUSE
7.1Both during the term of this Agreement and for a period of one (1) year after the end date of this Agreement, the Supervisory Director will not, irrespective of the way this Agreement was ended, directly or indirectly, on his own or for others, in any way solicit or attempt to solicit away any Customer of the Company with respect to the businesses operated by the Company.
7.2For the purposes of this Clause 7, the Company is also taken to mean companies affiliated to the Company (including subsidiaries and other group companies).
7.3For the application of Clause 7.1, "Customers" are any third party to whom the Company sent an invoice within a two-year period before the end date of this Agreement.
8INDEMNIFICATION AND INSURANCE
The Company will indemnify and hold the Supervisory Director harmless against any and all claims of the Company (except regarding claims under this Agreement) and / or third parties in relation to the performance of the Services (the "Claims"), unless such Claims are a consequence of/related to/based on wilful misconduct (opzet), gross negligence (grove schuld), deliberate recklessness (bewuste roekeloosheid) or serious culpability (ernstige verwijtbaarheid) of the Supervisory Director. The Company will provide for and bear the costs of adequate insurance covering the Claims.
9MISCELLANEOUS
9.1This Agreement contains the entire agreement between the Parties with respect to the Services. Unless explicitly stated otherwise in this Agreement it replaces every former written and/or oral agreement between the Parties with respect thereto. Changes to this Agreement can only be made in a legally valid manner when laid down in writing between the Parties.
9.2The clauses of this Agreement are severable. If any clause is found by any court of competent jurisdiction to be unreasonable, void and/or invalid, that judgment shall not affect the enforceability of the other clauses in this Agreement.
9.3The Supervisory Director is not entitled to assign any of his rights or obligations under this Agreement without the express prior written consent of the Company.
10APPLICABLE LAW AND FORUM
10.1Dutch law is applicable to this Agreement.
10.2Any dispute regarding this Agreement, or agreements entered into for the execution of this Agreement, will in the first instance exclusively be submitted to the competent court at Amsterdam, the Netherlands.
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THIS AGREEMENT HAS BEEN SIGNED ON THE DATE STATED AT THE BEGINNING OF THIS AGREEMENT BY:

/s/ David Goulden
Mr. David Goulden

/s/ Paulo Pisano
Mr. Paulo Pisano, Director For and on Behalf of Booking.com Holding B.V.